EXHIBIT 10.2

SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION

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Each year, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of 2U, Inc. (the “Company”) approves the compensation arrangements for non-employee members of the Board to take effect as of April 1 of such year. The compensation arrangements described below may be modified, amended or terminated by the Board at any time in its discretion.

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Each non-employee director will receive an annual cash retainer of $55,000, to be paid in equal quarterly installments of $13,750 on April 1 (or as soon as reasonably practicable thereafter) and on the first day of each calendar quarter thereafter.

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Each non-employee director who serves as Chair of the Board or Chair of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee will receive an additional annual cash retainer of $69,000, $25,000, $15,000 or $11,000, respectively, to be paid in equal quarterly installments on April 1 (or as soon as reasonably practicable thereafter) and on the first day of each calendar quarter thereafter.

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Each non-employee director who serves as a member of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee (in each case, other than the Chair) will receive an additional annual cash retainer of $12,500, $10,000, or $5,000, respectively, to be paid in equal quarterly installments on April 1 (or as soon as reasonably practicable thereafter) and on the first day of each calendar quarter thereafter.

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On or about April 1 of each year, each non-employee director will receive an annual restricted stock unit award (each, a “Director Annual RSU Grant”) of 21,246 restricted stock units. Director Annual RSU Grants vest in full on the first anniversary of the vesting commencement date (typically April 1 of the applicable year), assuming Continuous Service (as defined in the Company’s Amended and Restated 2014 Equity Incentive Plan (the “2014 Plan”) through the vesting date.

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In connection with his or her initial appointment to the Board, each non-employee director will receive a restricted stock unit award of 21,246 restricted stock units (an “Initial RSU Grant”) on the first day of the first quarter immediately following the effective date of the director’s appointment. Initial RSU Grants vest in full on the first anniversary of the vesting commencement date, assuming Continuous Service through the vesting date.

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Each Director Annual RSU Grant and Initial RSU Grant is granted under and subject to the terms and conditions of the 2014 Plan and an award agreement in substantially the forms previously approved by the Board or the Compensation Committee to evidence awards issued under the 2014 Plan.

•	The cash retainers, equity awards and vesting schedules described in this summary may be prorated to reflect partial periods of a non-employee director’s service.

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